Exhibit 99.1

DIRTT Reports Third Quarter 2022 Financial Results and Private Placement

CALGARY, Alberta, November 14, 2022 (GLOBE NEWSWIRE) – DIRTT Environmental Solutions Ltd. (“DIRTT” or the “Company”) (Nasdaq: DRTT, TSX: DRT), a global leader in industrialized construction, today announced its financial results for the three months ended September 30, 2022. All financial information in this news release is presented in U.S. dollars, unless otherwise stated. The Company is also pleased to announce that 22 NW Fund, LP (“22NW”), 726 BC LLC and 726 BF LLC (together “726”), and all of the directors and executive officers of the Company have entered into irrevocable subscription agreements to purchase, in aggregate, up to 8,871,494 common shares of the Company (“Common Shares”), having a subscription price of the higher of the Nasdaq Global Select Market (“Nasdaq”) closing price of the Common Shares on November 14, 2022 and the volume weighted average trading price of the Common Shares on the Toronto Stock Exchange (“TSX”) for the five trading days immediately following today’s announcement. In conjunction with this placement, 22NW and 726, or their principals, have also irrevocably committed to backstopping any rights offering conducted by the Company in the next 12 months to a minimum aggregate value of $2.0 million.

Third Quarter 2022 Highlights

•	Revenue rose 37% to $46.7 million for the quarter, compared to the prior year’s third quarter, and 5% compared to second quarter 2022.

•

Gross profit margin rose 780 bps to 15.0% for the quarter, compared to 7.2% in the prior year’s third quarter and 14% in the second quarter 2022 driven by improved demand, pricing and manufacturing costs.

•	Net loss improved to $(6.7) million by $8.7 million, or 56%, from the prior year’s third quarter and by $12.6 million, or 65%, from second quarter 2022.

•	Adjusted EBITDA(1) improved to $(5.4) million, by $7.9 million, or 60% from the prior year’s third quarter and by $4.0 million, or 43%, from second quarter 2022

•	Total sales pipeline increased to $395 million as of October 1, 2022, up 10% from July 1, 2022.

•	Current available liquidity of $15.8 million, including $6.8 million of unrestricted cash.

•

As described above, the Company entered into a private placement of Common Shares to our two largest shareholders, 22NW and 726, and all our directors and executive officers having gross proceeds of approximately $3.0 million (the “Private Placement”), subject to certain pricing mechanisms, with at least an additional $2.0 million committed to backstopping any rights offering conducted by the Company in the next 12 months.

•	Company continues to evaluate certain non-dilutive, strategic cash initiatives expected to generate additional cash flows by early 2023.

Note: (1) See “Non-GAAP Financial Measures”

Management Commentary

“We are pleased to see the improvement in key financial metrics in the third quarter compared to both the second quarter 2022 and prior year’s third quarter. The improved margins in the business are a direct result of the rebalancing of our pricing and our manufacturing team’s focus on improving quality and controlling costs. Like many companies, we continue to navigate uncertain macro-economic market conditions, but we continue to see positive growth trends in quoting, win-rates and order activity,” said Benjamin Urban, Chief Executive Officer. “We remain focused on strengthening our balance sheet, increasing our engagement with our Construction Partners and improving quality and order delivery times.”

Bradley Little, Chief Financial Officer, added “From a financial standpoint, our highest priority is stabilizing and strengthening our balance sheet, including our cash position. While our cash usage remained elevated during the quarter, primarily due to reorganization costs, we are seeing meaningful reductions in our monthly cash usage. Our unrestricted cash position at the end of October was $6.7 million, virtually in line with September, largely benefiting from improved operating results and favorable working capital conversion. We are also actively pursuing several non-dilutive strategic cash initiatives intended to deliver meaningful cash proceeds to the Company by mid-first quarter 2023. Further, we launched a private placement of Common Shares having gross proceeds of approximately $3.0 million, supported by our two largest shareholders, directors, and executive officers, designed to be minimally dilutive and provide additional liquidity as we work to complete these strategic initiatives. Additionally, we expect to receive $7.1 million in cash in 2023 for the U.S. employer retention tax credit.”

Third Quarter 2022 Results

Third quarter 2022 revenues increased to $46.7 million by 5% and 37% over the second quarter of 2022 and the third quarter of 2021, respectively. The improvement over the prior year was predominantly driven by increased demand for our products, which commenced in the first quarter of 2022, particularly in the workplace sector, as pandemic-related health restrictions eased, and employees return to the office. The sequential quarter improvement was driven by commercial discipline from price increases announced earlier in the year.

Third quarter 2022 gross profit and gross profit margin was $7.0 million, or 15.0% of revenue, an increase of $4.6 million, or 186%, from $2.5 million, or 7.2% of revenue, for third quarter 2021. The 780 bps increase in gross profit margin was a result of improved labor efficiency and the benefit of higher revenues on our improved fixed cost structure. Materials, transportation and other variable costs, as a percentage of revenue, were consistent with the prior year as the price increases announced earlier in the year contemplated the rising material and other input costs. Third quarter gross profit included approximately $2.0 million in non-cash expense associated with the write-down of inventory and accelerated amortization associated with discontinued product lines. Gross profit for the third quarter benefited by approximately $0.6 million from the impact of the weakening Canadian dollar on U.S. dollar reported results, which is included in the above variances.

Third quarter 2022 Adjusted Gross Profit and Adjusted Gross Profit Margin (see “Non-GAAP Financial Measures”) were $10.1 million and 21.7%, respectively, or an increase of $5.4 million and 770 basis points compared to the prior year’s third quarter. Adjusted Gross Profit excludes depreciation and amortization costs of $3.1 million, or 6.7% as a percent of revenue in the quarter ended September 30, 2022 and $2.3 million, or 6.8% as a percent of revenue for the third quarter 2021.

Sales and marketing expenses for the quarter were $6.1 million, a $1.4 million decrease from $7.5 million in the prior year’s third quarter. The decrease was largely related to lower salary and benefit expenses due to planned headcount reductions as part of our cost reduction initiatives.

General and administrative expenses for the quarter were $6.5 million, a decrease of $1.0 million from $7.5 million in the prior year’s third quarter. The change is due to reductions in salaries and benefits from planned headcount reductions as part of cost reduction initiatives as well as reduced professional fees during the quarter.

Operations support expenses for the quarter were $2.3 million, a decrease of $0.1 million from $2.4 million in the prior year’s third quarter. The decrease was due to reduced travel costs in the quarter.

Technology and development expenses for the quarter were $1.7 million, a decrease of $0.5 million from $2.2 million in the prior year’s third quarter due to reductions in salaries and benefits expenses. We note we are currently active in hiring ICE engineers and plan to invest in ICE development in coming years as we remain excited about the opportunity within ICE for DIRTT directly. ICE is DIRTT’s proprietary design integration software.

During the quarter, the Company incurred $3.4 million in reorganization costs, which includes termination benefits incurred on headcount reductions and executive changes, as well as costs incurred related to the temporary suspension of operations at the Rock Hill Facility.

Net loss for the quarter was $6.7 million compared to $15.4 million for prior year’s third quarter. The lower net loss is primarily the result of the higher gross profit margin explained above, a $4.2 million increase in government subsidies and a $0.8 million increase in foreign exchange gain. These increases were offset by a $0.6 million increase in operating expenses, inclusive of $3.4 million of reorganization costs, and a $0.5 million increase in interest expense.

Adjusted EBITDA (see “Non-GAAP Financial Measures”) for the quarter was a $5.4 million loss or (11.6)%, an improvement of $7.9 million from a $13.3 million loss or (39.1)% for the prior year’s third quarter. Improvements in Adjusted EBITDA for the quarter were due to the above noted reasons.

Conference Call and Webcast Details

A conference call and webcast for the investment community is scheduled for November 14th, 2022 at 3:30 p.m. MDT (5:30 p.m. EDT). The call and webcast will be hosted by Benjamin Urban, chief executive officer, and Bradley Little, chief financial officer.

The call is being webcast live on the Company’s website at dirtt.com. Alternatively, click here to listen to the live webcast. The webcast is listen-only. Those interested in participating in the question-and-answer session should follow the conference call dial-in instructions below.

Participants may register for the call here to receive the dial-in numbers and unique PIN to access the call seamlessly. It is recommended that you join 10 minutes prior to the event start, although you may register and dial in at any time during the call.

Investors are invited to submit questions to ir@dirtt.com before the call. Supplemental information slides will be available within the webcast and at dirtt.com prior to the call start.

A webcast replay of the call will be available on DIRTT’s website.

Private Placement to Insiders

The Company entered into irrevocable subscription agreements with 22 NW, 726 and all the directors and executive officers of the Company on November 14, 2022 to purchase up to 8,871,494 Common Shares pursuant to the Private Placement. The subscription price for such Common Shares will be equal to the greater of (i) the closing bid price of the Common Shares on the Nasdaq on November 14, 2022, and (ii) the volume weighted average trading price of the Common Shares on the TSX, converted to U.S. dollars based on the Bank of Canada daily exchange rate, for the five trading days immediately following this announcement, being November 15 to November 21 (inclusive) (the “Subscription Price Formula”). The Private Placement is subject to standard regulatory approvals, including the approval of the TSX, and is expected to close on or about November 23, 2022 (the “Closing Date”). The proceeds from the Private Placement are intended to provide additional liquidity as the Company works to complete its strategic initiatives.

22NW, 726 and all the directors and executive officers of the Company together have committed to purchase approximately $3.0 million of Common Shares under the Private Placement. Pursuant to the TSX Company Manual, the Company is not permitted to issue more than 8,871,494 Common Shares under the Private Placement, as a result, the amount of gross proceeds received by the Company pursuant to the Private Placement (in the aggregate and from each purchaser) will depend on the Subscription Price Formula. Each of 22NW and 726, or their affiliated directors, has also committed to purchase Common Shares having an aggregate subscription price of not less than $1.0 million in any rights offering conducted by the Company within one year of the Closing Date. These backstop commitments may be increased to the extent 22NW’s and 726’s subscriptions under the Private Placement are limited by the TSX’s share issuance limit described above. Each of 22NW and 726 will allocate its commitment between itself and its affiliated director (being Aron English and Shaun Noll, respectively). The subscription price for such Common Shares will be the same as the subscription price under the basic subscription privilege to all other shareholders under any such future rights offering.

Statement of Operations

(Unaudited - Stated in thousands of U.S. dollars)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2022	2021	2022	2021
Product revenue	44,307	33,054	124,849	101,683
Service revenue	2,440	1,044	4,885	2,982

Total revenue	46,747	34,098	129,734	104,665

Product cost of sales	37,965	30,717	109,757	85,359
Costs of under-utilized capacity	—	—	—	1,756
Service cost of sales	1,774	931	3,406	2,506

Total cost of sales	39,739	31,648	113,163	89,621

Gross profit	7,008	2,450	16,571	15,044

Expenses
Sales and marketing	6,089	7,536	21,094	21,770
General and administrative	6,542	7,546	21,412	22,567
Operations support	2,321	2,374	7,347	6,884
Technology and development	1,695	2,146	5,714	6,005
Stock-based compensation	918	837	3,546	3,792

Reorganization	3,426	—	12,281	—

Total operating expenses	20,991	20,439	71,394	61,018

Operating loss	(13,983)	(17,989)	(54,823)	(45,974)

Government subsidies	7,141	2,935	7,765	10,434
Foreign exchange gain	1,356	526	1,870	286
Interest income	19	20	50	62
Interest expense	(1,276)	(823)	(3,935)	(2,117)

	7,240	2,658	5,750	8,665

Loss before tax	(6,743)	(15,331)	(49,073)	(37,309)

Income taxes
Current tax expense (recovery)	(16)	—	(16)	210
Deferred tax expense	—	88	—	137

	(16)	88	(16)	347

Net loss	(6,727)	(15,419)	(49,057)	(37,656)

Loss per share
Basic and diluted loss per share	(0.08)	(0.18)	(0.57)	(0.44)

Weighted average number of shares outstanding (in thousands)
Basic and Diluted	87,446	85,325	86,299	84,922

Non-GAAP Financial Measures

Our condensed consolidated interim financial statements are prepared in accordance with GAAP. These GAAP financial statements include non-cash charges and other charges and benefits that we believe are unusual or infrequent in nature or that we believe may make comparisons to our prior or future performance difficult.

As a result, we also provide financial information in this news release that is not prepared in accordance with GAAP and should not be considered as an alternative to the information prepared in accordance with GAAP. Management uses these non-GAAP financial measures in its review and evaluation of the financial performance of the Company. We believe that these non-GAAP financial measures also provide additional insight to investors and securities analysts as supplemental information to our GAAP results and as a basis to compare our financial performance period over period and to compare our financial performance with that of other companies. We believe that these non-GAAP financial measures facilitate comparisons of our core operating results from period to period and to other companies by removing the effects of our capital structure (net interest income on cash deposits, interest expense on outstanding debt and debt facilities, or foreign exchange movements), asset base (depreciation and amortization), the impact of under-utilized capacity on gross profit, tax consequences, reorganization expense and stock-based compensation. We remove the impact of all foreign exchange from Adjusted EBITDA. Foreign exchange gains and losses can vary significantly period-to-period due to the impact of changes in the U.S. and Canadian dollar exchange rates on foreign currency denominated monetary items on the balance sheet and are not reflective of the underlying operations of the Company. We remove the impact of under-utilized capacity from gross profit, and fixed production overheads are allocated to inventory on the basis of normal capacity of the production facilities. In periods where production levels are abnormally low, unallocated overheads are recognized as an expense in the period in which they are incurred. In addition, management bases certain forward-looking estimates and budgets on non-GAAP financial measures, primarily Adjusted EBITDA.

Government subsidies, depreciation and amortization, stock-based compensation expense, reorganization expenses and foreign exchange gains and losses and impairment expenses are excluded from our non-GAAP financial measures because management considers them to be outside of the Company’s core operating results, even though some of those receipts and expenses may recur, and because management believes that each of these items can distort the trends associated with the Company’s ongoing performance. We believe that excluding these receipts and expenses provides investors and management with greater visibility to the underlying performance of the business operations, enhances consistency and comparativeness with results in prior periods that do not, or future periods that may not, include such items, and facilitates comparison with the results of other companies in our industry.

The following non-GAAP financial measures are presented in this news release, and a description of the calculation for each measure is included.

Adjusted Gross Profit	Gross profit before deductions for costs of under-utilized capacity, depreciation, and amortization

Adjusted Gross Profit Margin	Adjusted Gross Profit divided by revenue

EBITDA	Net income before interest, taxes, depreciation, and amortization

Adjusted EBITDA	EBITDA adjusted to remove foreign exchange gains or losses; impairment expenses; reorganization expenses; stock-based compensation expense; government subsidies; and any other non-core gains or losses

Adjusted EBITDA Margin	Adjusted EBITDA divided by revenue

You should carefully evaluate these non-GAAP financial measures, the adjustments included in them, and the reasons we consider them appropriate for analysis supplemental to our GAAP information. Each of these non-GAAP financial measures has important limitations as an analytical tool due to exclusion of some but not all items that affect the most directly comparable GAAP financial measures. You should not consider any of these non-GAAP financial measures in isolation or as substitutes for an analysis of our results as reported under GAAP. You should also be aware that we may recognize income or incur expenses in the future that are the same as, or similar to some of the adjustments in these non-GAAP financial measures. Because these non-GAAP financial measures may be defined differently by other companies in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following table presents a reconciliation for the three and nine months ended September 30, 2022, and 2021 of EBITDA and Adjusted EBITDA to our net loss, which is the most directly comparable GAAP measure for the periods presented:

(Unaudited - Stated in thousands of U.S. dollars)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2022	2021	2022	2021
	($ in thousands)		($ in thousands)
Net loss for the period	(6,727)	(15,419)	(49,057)	(37,656)
Add back (deduct):
Interest Expense	1,276	823	3,935	2,117
Interest Income	(19)	(20)	(50)	(62)
Tax expense (recovery)	(16)	88	(16)	347
Depreciation and Amortization	4,236	3,815	12,202	10,638

EBITDA	(1,250)	(10,713)	(32,986)	(24,616)
Foreign Exchange Gains	(1,356)	(526)	(1,870)	(286)
Stock-Based Compensation	918	837	3,546	3,792
Government Subsidies	(7,141)	(2,935)	(7,765)	(10,434)
Reorganization Expense	3,426	—	12,281	—

Adjusted EBITDA	(5,403)	(13,337)	(26,794)	(31,544)

Net Loss Margin(1)	(14.4)%	(45.2)%	(37.8)%	(36.0)%

Adjusted EBITDA Margin	(11.6)%	(39.1)%	(20.7)%	(30.1)%

The following table presents a reconciliation for the three and nine months ended September 30, 2022, and 2021 of Adjusted Gross Profit to our gross profit, which is the most directly comparable GAAP measure for the periods presented:

(Unaudited - Stated in thousands of U.S. dollars)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2022	2021	2022	2021
	($ in thousands)		($ in thousands)
Gross profit	7,008	2,450	16,571	15,044
Gross profit margin	15.0%	7.2%	12.8%	14.4%
Add: Depreciation and amortization expense	3,132	2,321	8,792	6,383
Add: Costs of under-utilized capacity	—	—	—	1,756

Adjusted Gross Profit	10,140	4,771	25,363	23,183

Adjusted Gross Profit Margin	21.7%	14.0%	19.6%	22.1%

Special Note Regarding Forward-Looking Statements

Certain statements contained in this news release are “forward-looking statements” within the meaning of “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934 and “forward-looking information” within the meaning of applicable Canadian securities laws. All statements, other than statements of historical fact included in this news release, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this news release, the words “anticipate,” “believe,” “expect,” “estimate,” “intend,” “plan,” “project,” “outlook,” “may,” “will,” “should,” “would,” “could,” “can,” the negatives thereof, variations thereon and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. In particular and without limitation, this news release contains forward-looking information pertaining to our expectations regarding third quarter 2022 revenues; our beliefs about our twelve-month forward sales pipeline; our belief that the COVID pandemic is entering an endemic stage; our beliefs about future activity levels; our plans to invest in development of ICE; our beliefs about the impact of future revenue on cash flow, and the timing thereof; the Private Placement, including the subscription prices, proceeds and the timing of closing; the commitment by 22NW and 726 to subscribe under a future rights offering by the Company, if any, and the amounts and timing thereof.

Forward-looking statements are based on certain estimates, beliefs, expectations, and assumptions made in light of management’s experience and perception of historical trends, current conditions and expected future developments, as well as other factors that may be appropriate.

Forward-looking statements necessarily involve unknown risks and uncertainties, which could cause actual results or outcomes to differ materially from those expressed or implied in such statements. Due to the risks, uncertainties, and assumptions inherent in forward-looking information, you should not place undue reliance on forward-looking statements. Factors that could have a material adverse effect on our business, financial condition, results of operations and growth prospects include, but are not limited to, the severity and duration of the COVID-19 pandemic and related economic repercussions and other risks described under the section titled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the U.S. Securities and Exchange Commission (the “SEC”) and applicable securities commissions or similar regulatory authorities in Canada on February 23, 2022, and as supplemented by our Quarterly Report on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2022 filed with the SEC and applicable securities commissions or similar regulatory authorities in Canada on May 4, July 27 and November 14, 2022, respectively.

Our past results of operations are not necessarily indicative of our future results. You should not rely on any forward-looking statements, which represent our beliefs, assumptions and estimates only as of the dates on which they were made, as predictions of future events. We undertake no obligation to update these forward-looking statements, even though circumstances may change in the future, except as required under applicable securities laws. We qualify all of our forward-looking statements by these cautionary statements.

About DIRTT Environmental Solutions

DIRTT is a global leader in industrialized construction. DIRTT’s system of physical products and digital tools empowers organizations, together with construction and design leaders, to build high-performing, adaptable, interior environments. Operating in the workplace, healthcare, education, and public sector markets, DIRTT’s system provides total design freedom, and greater certainty in cost, schedule and outcomes.

Headquartered in Calgary, AB Canada, DIRTT trades on Nasdaq under the symbol “DRTT” and on the Toronto Stock Exchange under the symbol “DRT”.

FOR FURTHER INFORMATION PLEASE CONTACT

ir@dirtt.com